Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Wintrust Financial Corporation 2022 Stock Incentive Plan of our reports dated February 25, 2022, with respect to the consolidated financial statements of Wintrust Financial Corporation and subsidiaries, and the effectiveness of internal control over financial reporting of Wintrust Financial Corporation and subsidiaries, included in its Annual Report (Form 10-K) for the year ended December 31, 2021, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chicago, Illinois

May 27, 2022